Exhibit 10.2

AMENDMENT TO THE COINBASE PRIME BROKER AGREEMENT

This Amendment (“Amendment”), dated as of __________, 2024, dated  by and between  Coinbase Inc., (“Coinbase”), on behalf of itself and as agent for Coinbase, Coinbase Custody Trust Company (“Coinbase Custody”), and, as applicable, Coinbase Credit, Inc. (“Coinbase Credit,” and collectively with Coinbase and Coinbase Custody, the “Coinbase Entities”), and the party or parties identified as a client thereunder (as such Coinbase Prime Broker Agreement may have been amended from time to time, the “Original Agreement”), is entered into by the Coinbase Entities and Franklin Ethereum Trust (the “Trust”), on behalf of Franklin Ethereum ETF.  Each Coinbase Entity and each Client may be individually referred to as a “Party” and collectively, the “Parties”.
WHEREAS, the Parties desire to amend the Original Agreement as set forth in this Amendment.
NOW THEREFORE, in consideration of the mutual agreement as set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:
1. Defined Terms.  Capitalized terms used in this Amendment and not defined herein shall have the meanings assigned to such terms in the Original Agreement.
2. Amendments.
(a)The Coinbase Entities and each Client identified below hereby agree to amend the Original Agreement by adding Exhibit C attached hereto.
3.Counterparts.  This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Amendment in a portable document format (pdf) or by another electronic format shall be as effective as delivery of a manually executed original counterpart of this Amendment.
4. Effectiveness.  This Amendment shall be deemed effective as of the first date set forth above in the introductory paragraph.
5. Ratification.  Upon this Amendment becoming effective pursuant to Section 4 above, the Original Agreement shall be, and be deemed to be, modified and amended in accordance with this Amendment. Except as specifically amended hereby, all of the terms and conditions of the Original Agreement are in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.  The Original Agreement as amended by this Amendment sets out all terms agreed between the Parties and supersedes all other agreements between the Parties relating to its subject matter.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.
COINBASE, INC. for itself and as agent for the Coinbase Entities

By: [coinbaseSingerUnmodifiedSignature_P5ovHy6][coinbaseIncSignerSignature_MpKDP5m]

Name:[coinbaseSingerUnmodifiedName_xNV1jY0][coinbaseIncSignerName_kGOunAS]

Title[coinbaseSingerUnmodifiedTitle_qDNnVL4][coinbaseIncSignerTitle_wEDsX1J]

Date[coinbaseSingerUnmodifiedDateField_p3qfhMn][coinbaseIncSignerDateField_49UO90z]

CLIENT: Franklin Ethereum Trust on behalf of Franklin Ethereum ETF by Franklin Holdings, LLC not in its individual capacity but solely as sponsor

By: [counterpartySignerSignature_d9jPUwg]

Name:  [counterpartySignerName_RPdtFMK]

Title: [counterpartySignerTitle_DVxV4Ox]

Date: [counterpartySignerDateField_2VY5Zif]

EXHIBIT C
to the Coinbase Prime Broker Agreement

COINBASE POST-TRADE FINANCING AGREEMENT

1.	Introduction

This Coinbase Post-Trade Financing Agreement (“PTFA”) dated as of __________ 2024 pursuant to the Coinbase Prime Broker Agreement dated as of ________2024 (including the Custody Agreement, and the Coinbase Master Trading Agreement), as amended from time to time, is entered into by and among the Client (as “Borrower”), Coinbase Credit (“Lender”), Coinbase, Inc. (“Agent” or “Coinbase”), and Coinbase Custody as agent with respect to the Borrower’s balance of Digital Assets held in its Custodial Account (including any Vault Balance) pursuant to Borrower’s Custody Agreement to govern the extension of credit from Lender to Borrower for use in connection with trading Digital Assets on Agent’s Trading Platform. “Digital Assets” shall mean a digital asset (also called a “cryptocurrency,” “virtual currency,” “digital currency,” or “digital commodity”) such as bitcoin, which is based on the cryptographic protocol of a computer network that may be (i) centralized or decentralized, (ii) closed or open-source, and (iii) used as a medium of exchange and/or store of value. Lender extends Trade Credits to Borrower in its sole discretion.

Unless otherwise defined herein, capitalized terms used in this PTFA shall have the meanings assigned to them in the Coinbase Prime Broker Agreement.

2.	Trade Credits and Trading

Lender agrees to lend to Borrower a specific quantity of Cash and/or Digital Assets in connection with the purchase or sale of Digital Assets via the Agent’s Trading Platform (“Trade Credits”) up to the Authorized Amount for use on the Trading Platform. In the absence of Trade Credits or other financing arrangement authorized by Agent, Borrower must pre-fund its Trading Balance on Agent’s Trading Platform with Cash or Digital Assets (collectively and as defined in the MTA, “Client Assets”) in order to buy or sell Digital Assets. Trade Credits may only be available for specified Digital Assets, as determined by Lender in its sole discretion. “Cash” shall mean USD or any other currency as agreed between the Borrower and Lender pursuant to the Schedule.

Subject to the terms of this PTFA, Lender and Borrower will agree on certain terms of the extension of Trade Credits including the Authorized Amount in a Schedule, substantially in the form attached as the Schedule hereto, that the Lender shall provide to the Borrower.  The Schedule, together with this PTFA, will constitute conclusive evidence of the terms agreed between

Borrower and Lender with respect to the Trade Credits.  In the event of any inconsistency between the terms of such Schedule and this PTFA, this PTFA will prevail.

3.	Requesting a Trade Credit and the Trade Finance Debit Account

Once Lender has approved Borrower to receive Trade Credits up to the Authorized Amount, Borrower may place Order(s) pursuant to the MTA, as applicable, in amounts up to Borrower’s then-current Available Balance with respect to the specific asset, which may include Cash, being borrowed. “Available Balance” shall mean the amount available to Borrower to place Order(s), such amount to be calculated by the Agent and communicated to the Borrower. Borrower may request extension of a Trade Credit at any time during the term of this PTFA by placing an Order(s) with Agent via the Trading Platform to buy or sell Digital Assets in an amount that exceeds the relevant Client Assets in the Borrower’s Trading Balance at the time such Order(s) is submitted. The amount by which Borrower’s Order exceeds the applicable Client Assets available in the Borrower’s Trading Balance shall constitute the specific quantity of a Trade Credit. A Trade Credit may not be in an amount that would cause the USD notional amount of all Trade Credits outstanding to exceed the Authorized Amount. The USD notional amount of each Trade Credit drawn in a Digital Asset will be determined by Agent, on the basis of the price for that Digital Asset that the Agent is indicating via the Trading Platform.

Lender is under no obligation to continue to provide Trade Credits for certain specific fiat currencies and/or Digital Assets, and may in its sole discretion impose black-out periods during which Trade Credits for any or all fiat currencies and/or Digital Assets may be unavailable, provided, however, that Lender will provide Borrower advance notice of such black-out periods if feasible to do so.

Lender will establish in the name of Borrower a ledger entry for purposes of tracking Trade Credits extended by Lender (“Trade Finance Debit Account”). The Trade Finance Debit Account shall reflect the cumulative Trade Credits that Lender has extended during each Defined Interval (as defined below), both in terms of the aggregate notional value of the Trade Credits and the Trade Credits denominated in specific Digital Assets. The Trade Finance Debit Account shall be conclusive, absent manifest error, of the amount of Trade Credits extended by the Lender to the Borrower. “Defined Interval” shall mean a twenty-four (24) hour period starting at 6:00 A.M. ET (or such other time as may be notified by Lender to Borrower from time to time) on any day that Lender has extended Trade Credit to Borrower. For the avoidance of doubt, in the event that Lender extends Trade Credit to Borrower prior to 6:00 A.M. ET on any given day, such notional amount of Trade Credit shall be included in the aggregation of the Authorized Amount for the immediately prior day. Lender or Agent may revise the Defined Interval time period referenced above upon 5 business days prior notice to Borrower.

Each separate extension of Trade Credits is due and payable by the Settlement Deadline (as defined below) for that Trade Credit, as dictated in Section 5.

Borrower and Lender agree that Borrower may use the Trade Credits extended hereunder exclusively for the purpose of the execution of trades on the Trading Platform. Borrower agrees that it is required to maintain the Trading Balance to be equal to or greater than the USD notional value of all outstanding Trade Credits at the time of execution of trades on the Trading Platform, by asset, until such Trade Credits have been repaid.

For the avoidance of doubt, Borrower acknowledges that this PTFA is not intended to be utilized for short selling of Digital Assets.

4.	Credit Protection

(a)“Financial Assets” Election.  Each Party hereby agrees that any Digital Assets and any item of property (whether investment property, financial asset, security, general intangible or instrument (each as defined in the UCC) or Cash) and all proceeds of the foregoing, credited to the Borrower’s Trading Balance and Custodial Account shall be treated as a “financial asset” within the meaning of NY UCC §8-102(a)(9).

(b)The Parties further agree and acknowledge that the Borrower’s Trading Balance and Custodial Account constitutes “securities accounts” under the UCC of the State of New York, and that Agent and Coinbase Custody are each a “securities intermediary” with respect to the Trading Balance and Custodial Account, respectively, as that term is defined under NY UCC §8-102(a)(14).

(c) Grant of Security Interest. Borrower hereby grants to Lender and Agent a continuing first priority security interest in, lien on and right of set off against all of Borrower’s  right, title and interest, whether now owned or existing or hereafter acquired or arising, in Borrower’s Trading Balance and Custodial Account together with proceeds thereof, in order to secure (i) repayment of Trade Credits to Lender, (ii) payment of all fees and other amounts owed by Borrower to Lender or Agent hereunder, and (iii) all other obligations of Borrower’s to the Lender and Agent arising hereunder from time to time.

(d)No Other Liens. Borrower represents that the Trading Balance and Custodial Account shall be free and clear of all prior liens, claims and encumbrances (other than liens solely in favor of the Lender and the Agent), and Borrower will not cause or allow the Trading Balance or the Custodial Account, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than security interests solely in favor of the Lender and the Agent.

(e)Perfection. Borrower shall execute such documents and take such other actions as the Lender or Agent shall reasonably request in order to perfect and maintain the priority of the Lender’s and Agent’s security interest with respect to Borrower’s Trading Balance and Custodial Account.

(f) Control by Agent and Coinbase Custody. For purposes of perfecting Lender’s security interest in the Trading Balance, Agent holds Borrower’s Trading Balance for itself and also as agent for Lender, and has control over Borrower’s Trading Balance for its own benefit and for the benefit and on behalf of Lender. Agent agrees to follow entitlement orders of Lender as secured party with respect to the Trading Balance without further consent of the Borrower.

(e)Maintenance of Collateral.  At all times during the term of this PTFA, the Borrower shall maintain a minimum aggregate balance in the Borrower’s Trading Balance in an amount of Digital Assets as specified in the Schedule (the “Minimum Collateral Amount”). Borrower shall maintain the types of collateral acceptable to Lender as specified in the Schedule under Acceptable Digital Assets and Cash for Collateral.

For purposes of perfecting Lender’s and Agent’s security interest in the Custodial Account, Coinbase Custody holds Borrower’s Custodial Account as agent for Lender and Agent, and has control over Borrower’s Custodial Account for the benefit and on behalf of Lender and Agent. Coinbase Custody agrees to follow entitlement orders of Lender or Agent as secured parties with respect to the Custodial Account without further consent of the Borrower.

Each of the Lender and Agent is authorized, but is not obligated, to use, apply, credit or transfer any and all interests in Borrower’s Trading Balance among the Coinbase Entities at any time, and without prior notice to Borrower, but only to the extent necessary to satisfy any unpaid obligations of Borrower existing under a relevant agreement with the Coinbase Entities.

5.	Repayment of the Trade Credits

Borrower agrees to fully repay to Lender the Trade Credits extended during a Defined Interval by the Settlement Deadline for that Defined Interval. The “Settlement Deadline” shall mean 6:00 P.M. Eastern Time on the business day immediately following the start of a Defined Interval. Borrower is permitted to repay the Trade Credits at any time during the Defined Interval. Failure of Borrower to fully repay the Trade Credits by the Settlement Deadline may result in an Event of Default (as defined in Section 7 below).

.

Borrower must repay Lender with the same type of asset that Lender provided in extending the applicable Trade Credit. Borrower’s repayment obligation shall be satisfied only when Lender receives good funds for Cash Trade Credits or the relevant Digital Asset for Digital Asset Trade Credits. All Cash repayments must be made to Lender in good funds by the Settlement Deadline.

Any Trade Credits that are repaid during a Defined Interval can be re-borrowed during the same Defined Interval, but must be fully repaid by the Settlement Deadline for that Defined Interval. Borrower agrees to comply with Lender’s and Agent’s settlement instructions to fund Borrower’s Trading Balance in order to repay the Trade Credits.

6.	Fees for Trade Credits

Borrower agrees to pay Lender a fee for Lender’s extension of financing to Borrower, and in accordance with terms specified in the Schedule (“Fees”).

7.	Event of Default

Borrower understands and agrees that the following events shall constitute an event of default hereunder, and each shall be referred to as an “Event of Default.”

(a) The failure of Borrower to repay Trade Credits by the applicable Settlement Deadline;

(b)The failure of Borrower to maintain the Minimum Collateral Amount as provided under Section 4(e) of the PTFA, provided that the Borrower may withdraw any excess amount;

(c) Other than as contemplated by 8(a) and 8(b) herein, a default by Borrower in the payment or performance of any of obligations, conditions, covenants, representations, provisions or stipulations between Borrower and Lender, Agent, Coinbase Custody, or other Coinbase Entities in this PTFA or any other agreement provided that, the Borrower shall have twenty four (24) hours after notice from Lender or Agent to cure such default;

(d)Any event or circumstance occurs or exists that has a material adverse effect on the business, operations, prospects, property, assets, liabilities or financial condition of Borrower, taken as a whole, or has a material adverse effect on the ability of Borrower to perform its obligations under this PTFA or any other agreement, including the ability to repay any and all outstanding Trade Credits;

(e) Any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors or dissolution proceedings are instituted by or against the Borrower;

(f) If Borrower notifies Lender of its inability to or its intention not to perform its obligations under this PTFA or any other agreement, or otherwise disaffirms, rejects, or repudiates any of its obligations this PTFA or any other agreement.

8.	Remedies on Default

If Borrower fails to make payment of Trade Credits by the applicable Settlement Deadline or Accelerated Settlement Deadline, or pay any other amounts due hereunder when due, Agent, on behalf of Lender, may freeze the Borrower’s ability to use the Trading Platform.

Additionally, upon the occurrence of an Event of Default:

(a) Any outstanding extension of Trade Credit shall be immediately due and payable.

(b)In addition to all rights under the Coinbase Prime Broker Agreement, Lender or Agent may exercise any rights of a secured creditor with respect to its interests in Borrower’s assets, and may exercise all other rights under Agreements between Borrower and Lender, Agent or Coinbase Custody, including the Lender’s, Agent’s or Coinbase Custody’s rights under the Coinbase Prime Broker Agreement. Lender and Agent agree that they will exercise their secured creditor rights with respect to the Trading Balance before exercising their secured creditor rights with respect to the Custodial Account.

(c) Borrower hereby authorizes Agent, as securities intermediary with respect to the Trading Balance, to comply with all instructions and entitlement orders from Lender, as secured party, with respect to the disposition of assets in Borrower’s Trading Balance as contemplated herein without further consent or direction from Borrower or any other party. Agent agrees to follow such instructions and entitlement orders without further consent or direction from Borrower or any other party.  Borrower hereby authorizes Coinbase Custody, as securities intermediary with respect to the Custodial Account, to comply with all instructions and entitlement orders from Lender or Agent, as secured party, with respect to the disposition of assets in Borrower’s Custodial Account as contemplated herein without further consent or direction from Borrower or any other party. Coinbase Custody agrees to follow such instructions and entitlement orders without further consent or direction from Borrower or any other party.

(d)Without prior notice to Borrower, Lender shall have the right to instruct Agent (and Agent agrees to comply with such instruction) to: (i) transfer the Borrower’s Client Assets from the Borrower’s Trading Balance to the Lender to repay the unpaid Trade Credits, and/or (ii) liquidate or cancel outstanding Orders (including Orders that have been submitted or are in the process of being fulfilled).

(e)Without prior notice to Borrower, Lender may suspend or terminate the Borrower’s ability to receive extensions of Trade Credits, regardless of whether Borrower has cured the Event of Default.

If the above actions are not sufficient to satisfy all obligations of Borrower to Lender and Agent, Lender or Agent shall have the right to liquidate any and all of Borrower’s assets and positions held with Lender or Agent, including the Trading Balance and the Custodial Account, to cover any losses incurred by Borrower’s failure to repay the Trade Credits. In connection with liquidating such assets, Borrower authorizes Lender or Agent, on Lender’s behalf, in Lender’s sole discretion, to liquidate any of Borrower’s Digital Assets in a commercially reasonable sale at the market price that otherwise applies to such Digital Assets at the time of liquidation, without regard to whether Borrower would recognize a gain or loss on such sale or would recognize a greater or lesser gain or loss if different Digital Assets were sold. Borrower understands that the value of Digital Assets may rise or fall quickly, and neither Lender nor Agent has any obligation to liquidate Borrower’s Digital Assets at a time that provides the best price for Borrower. Borrower agrees that Digital Assets held in its Trading Balance and Custodial Account are of a kind or type customarily sold on recognized markets, subject to standard price quotations and may threaten to decline speedily in value.  Borrower agrees that if Lender or Agent exercises its setoff rights or secured party remedies against Borrower’s Digital Assets, that Lender or Agent may value such Digital Assets using the same valuation method and same process that is otherwise used when Digital Assets are sold on the Trading Platform or any other commercially reasonable valuation method.  A sale by Lender or Agent of Borrower’s Digital Assets, without notice, at a private sale using the valuation and method described above shall be a commercially reasonable method of disposition.

9.	Change to Authorized Amount

Lender reserves the right to change the Authorized Amount from time to time in its sole discretion and with notice to the Borrower. Borrower shall at all times be able to view and verify the current Authorized Amount on the Coinbase Prime Broker Site. Borrower acknowledges that a reduction to the Authorized Amount may result in the liquidation or cancellation of outstanding Orders (including Orders that have been submitted or are in the process of being fulfilled) if such reduction in the Authorized Amount causes Borrower’s Trading Balance to have inadequate funds.

“Authorized Amount” shall mean the aggregate U.S. Dollar (“USD”) notional amount of Trade Credits that Lender has agreed to extend to Borrower during any Defined Interval, and as specified in the Schedule.

10.	Financial Reporting; Information Requests

Borrower will deliver to Lender each of the following, in form and substance mutually agreed by Lender and Borrower:

(a)
as soon as available, and in any event within 120 days after the end of each fiscal year of Borrower, the annual audited financial statements of Borrower prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), together with an audit report thereon issued by independent certified public accountants certified in the United States of America and of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit);

(b)
within 20 days after the end of each calendar month, a monthly statement setting forth Client’s Net Asset Value (exclusive of withdrawals and redemptions), Total Assets and Total Liabilities as of such date (as each term is defined or understood under GAAP), together with percentage changes in Net Asset Value (exclusive of withdrawals and redemptions) compared to the last business day of the immediately preceding calendar month, the last business day of the third calendar month immediately preceding such calendar month, and as of the last business day of the same month in the immediately preceding calendar; and

(c)
promptly upon request, such additional information regarding the financial performance, results, projections, position or business of Borrower as Lender may reasonably request, including, without limitation, (i) leverage data, (ii) portfolio composition, (iii) good faith oral estimates of Net Asset Value and (iv) portfolio liquidity.

To the extent that the above information is available on a public website, Borrower will not be required to send to the Lender.

11.	Effect of Forks or Airdrops

In the event that the blockchain of a Digital Asset for which a Trade Credit is extended is the subject of a “hard fork” or “airdrop” during the Defined Interval, Borrower will receive the benefit and ownership of any incremental tokens generated with respect to that Trade Credit as a result of the hard fork or airdrop, provided that Lender or Agent may, in their sole discretion, decide whether or not to support (or cease supporting) either branch of the forked blockchain or any airdropped Digital Asset entirely. For the avoidance of doubt, Borrower will receive no benefit or ownership of any incremental tokens with respect to any portion of the Authorized Amount that is not associated with a Trade Credit. Borrower acknowledges and agrees that Lender and Agent assume absolutely no liability, obligation, or responsibility whatsoever in respect to unsupported hard forks or airdrops.

12.	Termination

The Parties may terminate this PTFA immediately upon giving the other Party written notice. Upon notice of termination under this provision, all outstanding extensions of Trade Credits shall become due and payable immediately. All obligations of Borrower with respect to outstanding Trade Credits and other amounts due hereunder, and rights of Lender and Agent in connection therewith shall survive the termination of this PTFA, including Lender’s and Agent’s security interest in Borrower’s Trading Balance and Custodial Account and Lender, Agent’s and Coinbase Custody’s right of set-off under the Coinbase Prime Broker Agreement.

13.	Borrower Representations and Warranties

Borrower hereby represents and warrants that, as of the date of this PTFA and continuing through the term of this PTFA:

(a) It (i) has the power to execute and deliver this PTFA, to enter into the extension of Trade Credits contemplated hereby and to perform its obligations hereunder, (ii) has taken all necessary action to authorize such execution, delivery and performance, and (iii) this PTFA constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms.

(b)It is an eligible contract participant (“ECP”) for purposes of the Commodity Exchange Act (the “CEA”) and all U.S. Commodity Futures Trading Commission regulations thereunder (“CFTC Regulations”). Any information provided to Lender, Agent, or their affiliates for purposes of onboarding and due diligence regarding Borrower’s ECP status and other financial information is true and correct in all material respects. Borrower further agrees that it will at all times maintain its status as an ECP as that term is defined in the CEA and CFTC Regulations.  If Borrower at any time during the pendency of this PTFA ceases to be an ECP, Borrower will notify Lender and Agent immediately.  Borrower acknowledges and understands that if it ceases to be an ECP during the pendency of this PTFA, Lender will not make any new Trade Credits to the Borrower.

(c)It has not relied on Lender or Agent for any tax or accounting advice concerning this PTFA and that it has made its own determination as to the tax and accounting treatment of any Trade Credit, any Digital Assets or funds received or provided hereunder.

(d) It is acting for its own account.

(e) It is sophisticated and fully familiar with the inherent risks involved in the transaction contemplated in this PTFA, including risk of new financial regulatory requirements, potential loss of money and risks due to volatility of the price of Digital Assets and voluntarily takes full responsibility for any risk to that effect.

(f)It is not insolvent and is not subject to any bankruptcy or insolvency proceedings under any applicable laws.

(g)There are no proceedings pending or, to its knowledge, threatened, which could reasonably be anticipated to have any adverse effect on the transactions contemplated by this PTFA or the accuracy of the representations and warranties hereunder or thereunder.

(h)To its knowledge the transactions contemplated in this PTFA are not prohibited by law or other authority in the jurisdiction of its place of incorporation, place of principal office, or residence and that it has necessary licenses and registrations to operate in the manner contemplated in this PTFA.

(i) It has, or will have at the time of repayment of any Trade Credits, the right to deliver such Cash and Digital Assets subject to the terms and conditions hereof, free and clear of all liens and encumbrances other than those arising under this PTFA.

14.	Rights and Remedies Cumulative

No delay or omission by the Lender or Agent in exercising any right or remedy hereunder shall operate as a waiver of the future exercise of that right or remedy or of any other rights or remedies hereunder. All rights of the Lender and Agent stated herein are cumulative and in addition to all other rights provided by law, in equity.

15.	Collection Costs

In the event Borrower fails to pay its Fees or any other amounts due, or to return any Digital Assets or Cash upon the occurrence of any Event of Default in Section 7 hereunder, Borrower shall, upon demand, pay to Lender all reasonable costs and expenses, including reasonable attorneys’ fees and court costs, trading fees, and technology costs incurred by the Lender, Agent or Coinbase Custody in connection with the enforcement of its rights hereunder.

16.	Incorporation by Reference

The Coinbase Prime Broker Agreement, including the General Terms and all exhibits, addenda, policies, and supplements attached thereto and referenced therein, are hereby incorporated by reference in this PTFA and made a part hereof.

This PTFA and the Coinbase Prime Broker Agreement shall not be deemed in conflict based on the fact that a document is silent on a topic that is affirmatively addressed in another document. In the event of an irreconcilable conflict between this PTFA and the Coinbase Prime Broker Agreement, this PTFA shall control as it relates to the extension of Trade Credits from Lender to

Borrower for use in connection with trading Digital Assets on Agent’s Trading Platform.  For the avoidance of doubt, the Coinbase Master Trading Agreement shall control as it relates to Borrower’s Trading Account and the trading on the Trading Platform.

[Signatures on following page]

IN WITNESS WHEREOF, this PTFA is executed as of the date above.

LENDER: COINBASE CREDIT, INC.
By:
Name:	Matt Boyd
Title:
Date:

BORROWER: FRANKLIN ETHEREUM TRUST ON BEHALF OF FRANKLIN ETHEREUM ETF BY FRANKLIN HOLDINGS, LLC NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS SPONSOR

By:
Name:
Title:
Date:

AGENT: COINBASE, INC.
By:
Name:
Title:
Date:

COINBASE CUSTODY TRUST COMPANY, LLC
By:

Name:
Title:
Date:

Form of Schedule
to the Coinbase Post-Trade Finance Agreement

[Redacted]